SUB-ITEM 77M (a):
Mergers

Pursuant to the
Securities Act of
 1933, as amended,
 and the General
Rules and Regulations
thereunder, a
Registration
Statement on
 Form N-14, S
EC File No.
333-153288 was
 filed on
September 2, 2008.
 This filing
 relates to an
Agreement and Plan
 of Reorganization
 whereby
Municipal Obligations
 Fund and Federated
 Michigan Municipal
Cash Trust (each a
"Surviving
Fund" and collectively
 the "Surviving Funds"),
 portfolios of Money
Market Obligations Trust,
acquired all of the
assets of Fifth
Third Municipal
Money Market Fund
and Fifth Third
Michigan Municipal
Money Market Fund,
respectively
(each an "Acquired Fund" and
collectively the
"Acquired Funds"),
portfolios of Fifth
 Third Funds, in
exchange for shares
 of the
Surviving Funds.
Shares of the Surviving
 Funds were distributed
on a pro rata basis to the
shareholders of the
 Acquired Funds in
complete liquidation
 and termination of
the Acquired
Funds.  As a result,
effective November 21, 2008,
 each shareholder of
the Acquired Fund
became the owner of the
 respective Surviving
 Fund shares having a
total net asset value equal
to the total net asset
value of his or her
holdings in the Acquired Fund.

The Agreement and Plan
of Reorganization providing
 for the transfer of the
assets of the
Acquired Funds to the
Surviving Funds was
approved by the Board
of Trustees at their Regular
Meeting held on August 15, 2008,
 and was also approved by
Acquired Fund shareholders
at a
Special Meeting held on
November 19, 2008.